Exhibit 3.2.2

AMENDMENT NO. 1 TO THE

BYLAWS

OF INTERACTIVE STRENGTH, INC.

Adopted: July 23, 2021

1.	Stockholder Quorum. Section 1.05 of the Bylaws is hereby amended and restated in its entirety to read as set forth below:

“Section 1.05 Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting (which majority shall include the stockholder entitled to designate the Series A Director (as defined below) pursuant to that certain Voting Agreement, dated as of July 21, 2021, by and among the corporation and its stockholders party thereto, as amended from time to time) (the “Lead Series A Stockholder”), present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law; provided, however, that if quorum shall not exist due to the failure of the Lead Series A Stockholder to attend such meeting, then the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to a subsequent meeting to occur no sooner than three (3) business days following such initial meeting (a “Subsequent Stockholder Meeting”) and at such Subsequent Stockholder Meeting the establishment of quorum shall not require the attendance of the Lead Series A Stockholder so long as the other requirements of this Section 1.05 are satisfied. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.”

2.

Number and Term of Office. Section 2.01 of the Bylaws (the “Bylaws”) of Interactive Strength, Inc., a Delaware corporation (the “Corporation”), is hereby amended and restated in its entirety to read as set forth below:

“Section 2.01 Number and Term of Office. The number of the corporation’s directors shall not be less than one (1) with the exact number fixed by resolution duly adopted by the Board of Directors or by the vote or written consent of a majority of the outstanding shares entitled to vote and subject to any other approvals required by the corporation’s certificate of incorporation.

Subject to the terms of the corporation’s certificate of incorporation, (i) whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified, and (ii) any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.”

3.	Board of Directors Quorum. Section 2.05 of the Bylaws is hereby amended and restated in its entirety to read as set forth below:

“Section 2.05 Quorum. At any meeting of the Board of Directors, the presence a majority of the then current members of the Board (which majority shall include at least one director subject to election by the holders of the corporation’s Series A Preferred Stock pursuant to the corporation’s certificate of incorporation) (a “Series A Director”) shall constitute a quorum for the transaction of business; provided, however, that such majority shall constitute at least one-third (1/3) of the whole Board; provided, further, that if quorum shall not exist due to the failure of any Series A Director to attend such meeting, then the directors present may adjourn the meeting to a subsequent meeting to occur no sooner than three (3) business days following such initial meeting (a “Subsequent Board Meeting”) and at such Subsequent Board Meeting the establishment of quorum shall not require the attendance of a Series A Director so long as the other requirements of this Section 2.05 are satisfied. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice of waiver thereof. ”

4.

Effective Date. This Amendment shall be effective as of the date it is both adopted by resolution of the Board of Directors of the corporation and approved by the corporation’s stockholders as specified by the corporation’s Certificate of Incorporation then in effect.

5.	Effect. Except as otherwise provided herein, the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has hereto subscribed his name as of the date first above written.

INTERACTIVE STRENGTH, INC.

By:	/s/ Trent Ward
Trent Ward, Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE BYLAWS OF INTERACTIVE STRENGTH, INC.]